Exhibit 10.1

Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Primo Water Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package to the non-employee members of the Board of Directors of the Company (the “Board”) that enables the Company to attract and retain, on a long-term basis, highly qualified directors who are not employees or officers of the Company or its subsidiaries. In furtherance of this purpose, all non-employee directors of the Company shall be paid compensation for services provided to the Company as set forth below:

A.            Initial Compensation

Upon his or her initial election or appointment to the Board, each new non-employee director shall be granted restricted stock units (“RSUs”) having a value equal to 150% of the Total Annual Retainer (as defined below) in effect at the time of such director’s election or appointment, with the number of RSUs to be issued being determined based on the closing sale price of the Company’s common stock on the date of grant. Such RSUs shall vest in three equal annual installments beginning on the first anniversary of the date of grant. If a director ceases to serve as a director before all such RSUs are fully vested due to death, or if there is a Change of Control (as defined in the Amended and Restated Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”)) prior to such vesting, then such RSUs shall become fully vested as of the date of such death or Change of Control, as applicable. If the director ceases to serve on the Board for any reason other than death, any RSUs granted under this Paragraph A that are not then vested shall be forfeited as of the date of such cessation of services.

B.            Annual Compensation

1.	Annual Cash Compensation. Each non-employee director shall be paid annual cash compensation as follows:

(a)

Annual Cash Retainer for each Non-Employee Director (the “Annual Cash Retainer”): 25% of the Total Annual Retainer then in effect (which, for purposes of the compensation payable in respect of the period between the Annual Meetings of the Stockholders, beginning with the first Annual Meeting of the Stockholders after the Effective Date, shall equal $25,000).

(b)	Cash Compensation Payable for each Committee Chairperson (the “Committee Chair Compensation”):

●          Audit Committee: $15,000

●          Compensation Committee: $10,000

●          Each Other Standing Committee: $5,000

The Board will use commercially reasonable efforts to evaluate the Committee Chair Compensation payable under this Policy every three to five years following adoption of this Policy.

(c)

Cash Compensation Payable for each Committee Member (other than the Committee Chair) (the “Committee Membership Compensation” and, together with the Annual Cash Retainer and Committee Chair Compensation, the “Cash Compensation”):

●          Audit Committee: $7,500

●          Compensation Committee: $5,000

●          Each Other Standing Committee: $2,500

All Committee Membership Compensation shall be conditioned upon attendance by such director at 75% or more of the applicable Committee’s meetings in respect of the year for which such compensation is being paid.

The Board will use commercially reasonable efforts to evaluate the Committee Membership Compensation payable under this Policy every three to five years following adoption of this Policy.

(d)

Payment of Cash Compensation: If a director elects Option 1 (as defined in Section C below), such director shall receive a one-time payment of the Cash Compensation earned that year in cash within 30 days of the date of the Annual Meeting of Stockholders immediately following the year in which such Cash Compensation was earned. If a director elects Option 2 (as defined in Section C below), such director shall receive a one-time grant of RSUs with a value equal to the amount of such Cash Compensation, with the number of RSUs to be issued being determined based on the closing price of the Company’s common stock on the date of the Annual Meeting of Stockholders that preceded the grant date of such RSUs.

2.

Annual Equity Compensation. Each non-employee director shall be granted a number of RSUs having a value equal to 75% of the Total Annual Retainer (which for purposes of the compensation payable in respect of the period between the Annual Meetings of the Stockholders beginning with the first Annual Meeting of the Stockholders after the Effective Date, shall equal $75,000), with the number of RSUs to be issued being determined based on the closing price of the Company’s common stock on the date of the Annual Meeting of Stockholders that preceded the grant date of such RSUs (the “Annual Equity Retainer” and, together with the Annual Cash Retainer, the “Total Annual Retainer”).

C.           Cash vs. Equity Elections

Each director, no later than two business days prior to the Annual Meeting of Stockholders (or, if appointed otherwise than at an Annual Meeting of Stockholders, within 30 days of such appointment), shall elect in writing (email shall be sufficient for this purpose) for his or her Cash Compensation for the period between the date of such Annual Meeting of Stockholders and the date of the next following Annual Meeting of Stockholders to be paid either: (1) 100% in cash (“Option 1”) or (2) 100% in equity (“Option 2”). Such election shall be irrevocable and shall remain in place until the next Annual Meeting of Stockholders. If a director fails to make a timely election, the director will be deemed to have elected Option 2 and will be paid 100% in equity for the year in question.

In the event of a Change of Control (as defined in the Omnibus Plan), any unpaid board Cash Compensation that has accrued through the date of consummation of the Change of Control shall be paid in cash on the date of such consummation.

If a non-employee director elects Option 1, such director shall receive a lump sum cash payment, based on the aggregate fees payable in cash under this Policy, within 14 days of the Annual Meeting of Stockholders immediately following the year for which such compensation is payable.

If a non-employee director elects Option 2, such director shall be granted RSUs in a single grant, based on the aggregate fees payable for Board and Committee meetings attended during the year, on the date of the next following Annual Meeting of Stockholders, with the number of RSUs to be issued being determined based on the closing price of the Company’s common stock on the date of the immediately preceding Annual Meeting of Stockholders, and such RSUs shall vest in full immediately upon grant.

If a non-employee director who elected Option 2 resigns before the next Annual Meeting of Stockholders at which such director would have received Cash Compensation under this Policy, such non-employee director shall be granted fully vested RSUs, based on the aggregate fees payable for Board and Committee meetings attended prior to the date of resignation, on the third business day following the date of such resignation, with the number of RSUs to be issued being determined based on the closing price of the Company’s common stock on the date of the Annual Meeting of Stockholders immediately preceding such resignation.

D.           Partial-Year Compensation

If a non-employee director is appointed to the Board other than on the date of an Annual Meeting of Stockholders, such director’s Total Annual Retainer shall be prorated by multiplying (i) the Total Annual Retainer then in effect at such director’s appointment by (ii) a fraction, (a) the numerator of which shall equal (1) 365 minus (2) the number of calendar days since the immediately preceding Annual Meeting of Stockholders and (b) the denominator of which shall be 365. The number of RSUs to be issued pursuant to this paragraph shall be determined based on the closing price of the Company’s common stock on the date of such director’s appointment and shall vest on the date of the next Annual Meeting of Stockholders.

E.            Additional Terms

The Board encourages all non-employee directors appointed or elected to the Board following adoption of this Policy, within two years of each such director’s appointment, to acquire at least $50,000 in shares of the Company’s common stock, whether by application of the first $50,000 earned by such director under the Annual Cash Retainer or otherwise, to further align the interests of such director and the Company’s stockholders.

All equity awards under this Policy shall be made under and pursuant to the Omnibus Plan. Each non-employee director may not sell, transfer or otherwise dispose of any RSUs awarded under this policy until they become vested.

The compensation described in this Policy is in addition to the reimbursement by the Company of all out-of-pocket expenses incurred by the non-employee directors in attendance of Board and Committee meetings.

This Amended and Restated Non-Employee Director Compensation Policy amends, restates and supersedes in all respects the Non-Employee Director Compensation Policy originally effective as of May 2, 2014.

Effective Date: May 3, 2018